Registration Statement No. ____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

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ECO2 PLASTICS, INC.
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(Exact name of registrant as specified in its charter)

Delaware	31-1705310
(State of other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

680 Second Street, Suite 200
San Francisco, CA 94107
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(Address of principal executive offices)(Zip Code)

(415) 829-6000
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(Registrant's telephone no., including area code)

AGREEMENT BETWEEN MARIO SANDOVAL and ECO2 PLASTICS, INC.
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(Full Title of the Plan)

The Otto Law Group, PLLC
601 Union Street, Suite 4500
Seattle, WA 98101
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(Name and address of agent for service)

(206) 262-9545
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(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered:	Amount to be Registered (1):	Proposed Offering Price per Share (2):	Maximum Aggregate Offering Price (2):	Proposed Maximum Amount of Fee (2):
Common Stock, $0.001 par value	5,000,000	$0.07	$350,000	$10.75

(1)            In connection with Mr. Sandoval’s departure, he has agreed to return his previously issued common stock purchase warrant (the “Warrant”) in exchange for 5,000,000 shares of common stock, par value $0.001 per share, with a per share price at $0.07 per share (the “Shares”), to be filed on Form S-8 under the Securities Act of 1933 with the Securities and Exchange Commission (the “SEC”).  The Shares, when issued, sold and delivered shall be duly and validly issued, fully paid and nonassessable shares of the Company.  The Shares, like the Warrant, are issued to Mr. Sandoval in connection with his employment agreement with the Company, filed as an attachment to the Current Report on Form 8-K, filed with the SEC on October 23, 2006.  Mr. Sandoval’s employment agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(2)            Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On January 14, 2008, the fair market value of the Company's common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $0.07 per share. On this basis, the maximum aggregate offering price for the options to purchase shares being registered hereunder is $25,000 and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .00003070.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference in this registration statement:  (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006; (ii) the  Company's Quarterly Report on Form 10-QSB for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007; and (iii) the Company's periodic reports on Form 8-K filed October 16, 2007, September 6, 2007, August 15, 2007, July 30, 2007, May 22, 2007, March 26, 2007, February 12, 2007, February 7, 2007, February 6, 2007 and January 5, 2007, as amended.  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles of Incorporation provide that the Company shall indemnify to the fullest extent permitted by the General Corporation Law of the State of Delaware any person who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The right to and amount of indemnification shall be determined in accordance with the provisions of the General Corporation Law of the State of Delaware in effect at the time of the determination.

Our bylaws generally require that we advance to our directors and officers expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse us for such advances if it is ultimately found that the director or officer is not entitled to indemnification. In addition, our bylaws permit us to purchase insurance on behalf of our directors and officers against any liability asserted against them in such capacity. We intend to obtain such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 8. EXHIBITS

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits and incorporated herein by this reference.

ITEM 9. UNDERTAKINGS

(a)               The undersigned Registrant hereby undertakes:

(1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)               To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)               That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Items 4 and 7 are inapplicable and have been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements or filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California, on this 15th day of January 2008.

ECO2PLASTICS, INC.

(Registrant)

/s/ Rodney S. Rougelot

Rodney S. Rougelot, Director and CEO

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Roy Herberger Roy Herberger, Director Date: 1/15/08	/s/ Gary De Laurentiis Gary De Laurentiis, Director and CTO Date: 1/16/08
/s/ Ronald Domingue Ronald Domingue, Director Date: 1/15/08	/s/ Lawrence Krause Lawrence Krause, Director Date: 1/15/08
/s/ William Whittaker William Whittaker, Chairman Date: 1/15/08	/s/ Rodney S. Rougelot Rodney S. Rougelot, Director Date: 1/15/08

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on January 15, 2008.

/s/ Craig Hardy
Craig Hardy, CFO

INDEX TO EXHIBITS

Number	Description
5.1	Opinion of The Otto Law Group, PLLC
23.1	Consent of The Otto Law Group, PLLC (contained in Exhibit 5)
23.2	Consent of Registered Public Accounting Firm